Exhibit 10.2

SERVICE PARTNERSHIP AGREEMENT

THIS SERVICE PARTNERSHIP AGREEMENT (“AGREEMENT”) is made on the 10th day of October 2024 (“Effective Date”).

BETWEEN:

(1)	TREASURE GLOBAL INC. (Registration No.: 7908921), a Nasdaq listed company incorporated in the State of Delaware, United States of America and having its registered office at 276 5th Avenue Suit, 704 #739 New York, NY 10001, United States (“TGL”) of the first part;

AND

(2)	OCTAGRAM INVESTMENT LIMITED (Registration No.: LL18989), a company incorporated in Labuan, Malaysia and having its registered office at Lot A020, Level 1, Podium Level, Financial Park, Jalan Merdeka, 87000 Labuan F.T., Malaysia (“OCTA”) of the second part.

(TGL and OCTA shall hereinafter be referred to each as a “Party” and collectively, as the “Parties”.)

WHEREAS

(A)	TGL owns and operates ZCity application (“ZCity App”), an innovative Malaysian e-commerce platform that serves a comprehensive marketplace. The ZCity App connects a wide range of subscribers with local merchants by offering various activities, travel, goods, services and rewards through an extensive customer database.

(B)	OCTA possesses substantial expertise in developing versatile program modules, specializing in dynamic and scalable solutions for diverse sectors. With expertise spanning multiple programming platforms, OCTA crafts a wide range of modules, which includes mini-game modules that seamlessly integrate and enhance functionality within larger software ecosystems.

(C)	The Parties desire to establish a strategic partnership aimed at leveraging their respective core competencies, resources and market expertise to drive mutual benefit and growth upon the terms and conditions set forth in this Agreement.

NOW THEREFORE in consideration of the mutual promises and covenants herein contained, the Parties hereby agree as follows:

1.	DEFINITION

1.1	Except as otherwise specified herein, the following words and expressions shall have the following meanings in this Agreement:

“Agreement”	means this Service Partnership Agreement and all amendments, modifications and supplementals thereto from time to time in accordance with the terms herein;

“Confidential Information”	has the meaning as ascribed to it in Clause 7.1;

“Deliverables”	has the meaning as ascribed to it in Clause 9.1;

“Effective Date”	means the date of this Agreement;

“Other Expenses”

means all taxes and disbursements, e.g. travelling, dispatches, telephone calls, photocopying, correspondences and other customary expenses and any other out-of-pocket expenses or exceptional or additional costs which OCTA may incur from time to time in connection with or incidental to the performance of the Services;

“Services”	means the services more particularly described in Clause 3 of this Agreement agreed to be provided by OCTA to TGL;

“Service Fees”	has the meaning as ascribed to it in Clause 4.1;

“Term”	has the meaning as ascribed to it in Clause 5.1;

“TGL Shares”	means the ordinary shares in TGL; and

“True-Up Date”	means the expiry date of the sixth (6th) month from the day of the issuance of TGL Shares to OCTA pursuant to Clause 5;

2.	INTERPRETATION

2.1	In this Agreement:

2.1.1	Clause headings are inserted for convenience of reference only and shall not affect the interpretation of this Agreement;

2.1.2	Words importing the plural shall, except where the context otherwise requires, include the singular and vice versa;

2.1.3	References to the masculine gender shall include the feminine or neuter genders and vice versa;

2.1.4	References to persons shall be construed as references to an individual, company, Company, body corporate, statutory board, government body, incorporated body of persons, association or trust as the context may require; and

2.1.5	Any reference to a statute or statutory provision shall be deemed to include any statute or statutory provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same and any orders, regulations, instruments or other subsidiary legislation made thereunder.

3	SERVICES

3.1	Subject to the terms and conditions contained in this Agreement, TGL hereby agrees to engage OCTA, and OCTA hereby agrees to provide the following Services to TGL:

3.1.1	OCTA shall design, develop and deliver mini-game modules to be integrated into the ZCity App. These modules will be engineered to enhance user engagement and provide interactive experiences that align with technical and user experience (UX) standards;

3.1.2	OCTA will customise the mini-games modules based on TGL’s detailed specification as outlined in the work orders issued by TGL. This includes but is not limited to game mechanics, branding, user interface (UI) design, and overall aesthetic. OCTA shall ensure seamless integration of the mini-games with the ZCity App, ensuring cross- platform compatibility with both web and mobile environments, and meeting performance standards such as responsive layouts and adaptive scaling;

3.1.3	OCTA will develop the mini-game modules to provide an intuitive, user-friendly experience for players. This includes optimizing for responsive design, minimizing load times, and ensuring smooth gameplay performance across various devices and network conditions;

3.1.4	OCTA shall provide comprehensive ongoing technical support for the mini-game modules. This includes bug detection and fixes, regular updates, and troubleshooting to ensure consistent performance. OCTA will ensure that the mini-games remain compatible with all future ZCity App updates, applying necessary adjustments promptly to maintain seamless functionality within the app ecosystem;

3.1.5	OCTA will ensure that the developed mini-game modules comply with all applicable technical standards, industry best practices, and relevant regulations. This includes adhering to data security protocols, data privacy laws, encryption standards, and any specific requirements of the ZCity App platform, such as third-party API integration or compliance with platform-specific guidelines; and

3.1.6	OCTA agrees to adhere to the project timeline as defined and agreed upon by both parties. All mini-game modules must be delivered according to the specified deadlines, with any potential delays communicated promptly and approved by TGL.

3.2	The Parties acknowledge that the Services outlined in this Clause 3 is not exhaustive and OCTA may perform other IT related tasks and services as may be reasonably requested by TGL and agreed upon in writing.

3.3	OCTA shall keep TGL informed about the progress of the development of mini-game modules from time to time and promptly respond to TGL’s inquiries.

4	SERVICE FEES

4.1	TGL agrees to pay OCTA a total fee of United States Dollar Two Million Eight Hundred Thousand (USD 2,800,000.00) (“Service Fees”) to OCTA and/or its nominees.

4.2	The Service Fees shall be due and earned upon execution of this Agreement.

4.3	The Service Fees shall be utilised by TGL for the Services provided by OCTA at any time during the Term of this Agreement. This includes an upfront payment for the development costs of the mini-game modules, as well as the payment of a flat fee of United States Dollar Ten Thousand (USD 10,000.00) per month, starting from the delivery of the first mini-game module, for the ongoing technical support outlined in Clause 3.1.4 of this Agreement.

4.4	The Service Fees shall include all Other Expenses due and payable to OCTA in rendering the Services under this Agreement.

4.5	All such Other Expenses incurred by OCTA will be justified to TGL with valid and relevant reasons to the satisfaction of TGL. TGL shall have the sole and absolute discretion to approve such charges or claims provided that such approval shall not be unreasonably withheld by TGL.

5	PAYMENT

5.1	The Service Fees shall be payable by TGL to OCTA and/or its nominees via the issuance of Three Million and Five Hundred Thousand (3,500,000) TGL Shares at a determined issuance price of United States Dollar Eighty Cents (USD 0.80) per TGL Share.

5.2	The TGL Shares shall be issued on a restricted basis for a period of six (6) months pursuant to the requirements of the Securities Act 1933, Rule 144.

5.3	On the True-Up Date, in the event that the 30-Day VWAP of the TGL Shares to be issued pursuant to Clause 5.1 falls below the amount of United States Dollar Eighty Cents (USD 0.80), then TGL shall issue to OCTA additional TGL Shares equal to the difference between the Service Fees and the value of the TGL Shares on the True Up Date within fourteen (14) business days from the True Up Date.

6	TERM AND TERMINATION

6.1	This Agreement shall take effect on the Effective Date and be valid for a period of five (5) years (“Term”) unless this Agreement is mutually terminated in writing between the Parties or terminated by either Party due to any breach or default of this Agreement, as the case may be.

6.2	This Agreement may be terminated at any time by either Party upon thirty (30) days written notice to the other Party.

6.3	The Term may be extended by mutual agreement in writing if there remain any unutilized Service Fees within the Term.

6.4	Notwithstanding the termination of this Agreement, the confidentiality obligations in this Agreement shall survive the termination of this Agreement for one (1) year, or until the Confidential Information in question ceases to be confidential, whichever is later.

7	CONFIDENTIAL INFORMATION EXCEPTIONS

7.1	The Confidential Information shall mean:

7.1.1	any information, materials, records and/or documents which is disclosed by or on behalf of either Party in relation to the transaction or the business or operations of either Party or its affiliates, regardless of form in which such information was communicated or maintained, whether in written, electronic or machine readable form or orally, whether or not such information is specifically identified or designated as proprietary or confidential of the Parties or its affiliates, including but not limited to specifications, data, know-how, formulae, compositions, processes, designs, intellectual property, sketches, photographs, graphs, drawings, diagrams, artwork, videos, inventions and ideas, agreements, documents, analyses, reports, business plans, studies, notes, projections, compilations, marketing information, research and development, manufacturing or distribution methods and processes, customer lists, price lists, customer requirements, trade secrets or information which is capable of protection at law or equity as confidential information, any information derived or produced partly or wholly from or that reflects the above information (including any notes, reports, analyses, compilations, studies, files or other documents or materials) and/or other materials that contain information which is of commercial, economical, technical and/or business value because of its nature, whether the information was disclosed on or after the Effective Date of this Agreement;

7.1.2	without limitation (i) the fact that both the Parties have entered into this Agreement or that Confidential Information has been made available to both Parties; (ii) any information relating to the Parties or its affiliates, including without limitation information relating to the Parties or its affiliates’ marketing and operational data and strategies; (iii) any information relating to the Parties’ businesses; and (iv) any information relating to the object and scope of any potential or actual business relationship between the Parties.

7.2	The non-disclosure obligations of the Parties shall not apply to information that:-

7.2.1	is or becomes a part of the public domain without breach of this Agreement and through no act or omission of the Parties or its affiliates;

7.2.2	has been independently developed by the Parties or its affiliates through the efforts of their employees or agents who have not had access to the Confidential Information;

7.2.3	can be reasonably demonstrated to have been disclosed or made available to the Parties or its affiliates on a non-confidential basis by a third-party having a right to do so and who did not, directly or indirectly, receive the Confidential Information through a party who discloses the same in breach of its own confidentiality obligation;

7.2.4	is required to be disclosed by order of a court or arbitration tribunal of competent jurisdiction, provided that so far as permissible under the law, the Party or its affiliate shall have immediately notified the other Party in writing prior to the disclosure so as to enable the Party and its affiliates to seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. Both Parties shall also cooperate in seeking and utilizing any such protective order or other remedy. The Parties shall not affect any disclosure that is more extensive than that required by such order of a court or arbitration tribunal and shall take all reasonable actions to seek confidential treatment of the Confidential Information disclosed; and

7.2.5	disclosure has been authorized with the prior written approval of the Parties,

provided always that the foregoing exceptions shall not apply to information relating to any combination of features or any combination of items of information merely because information relating to one or more of the relevant individual features or one or more of the relevant items (but not the combination itself) falls within any one or more of such exceptions.

8	RETURN OF CONFIDENTIAL INFORMATION

Upon receipt of a written request at any time from the Party, the other Party shall, at its sole and absolute discretion: (i) promptly deliver to the Party all documents and materials containing Confidential Information; or (ii) promptly destroy, and procure that its affiliates destroy, all documents and materials containing Confidential Information.

9	INTELLECTUAL PROPERTY AND OWNERSHIP RIGHTS

9.1	All intellectual property rights, including but not limited to copyrights, trademarks, patents, design rights, and any other proprietary rights, in the mini-game modules and any other materials, software, or developments created by OCTA in the course of providing services to TGL under this Agreement (collectively, the “Deliverables”), shall be the sole and exclusive property of TGL. OCTA hereby assigns and transfers all rights, title, and interest in and to the Deliverables to TGL upon their creation. OCTA agrees to execute any documents and take all necessary actions required to perfect TGL’s ownership of these intellectual property rights.

9.2	OCTA agrees that it shall not claim any ownership rights in the Deliverables or use, reproduce, or distribute any portion of the Deliverables without the prior written consent of TGL.

10	REPRESENTATIONS AND WARRANTIES

Both Parties represent that they are fully authorized to enter into this Agreement. The performance and obligations of either Party will not violate or infringe upon the right of any third party or violate any other agreement between the Parties, individually, and any other person, organization, or business or law or governmental regulation.

11	COMPLIANCE

11.1	Under this Agreement, the Parties shall strictly comply with all applicable laws, codes and regulations, and specifically with any personal data protection, health, safety and environmental laws, ordinances, codes and regulations of any jurisdiction where this Agreement may be performed.

11.2	For the avoidance of doubt, the Parties shall comply, and shall ensure that each of its principals, owners, shareholders, officers, directors, employees and agents complies, with all applicable anti-bribery and corruption laws in any business dealings and activities undertaken in connection with this Agreement.

12	SEVERABILITY

In the event any provision of this Agreement is deemed invalid or unenforceable, in whole or in part, that part shall be severed from the remainder of the Agreement and all other provisions should continue to be in full force and effect as valid and enforceable.

13	NO WAIVER, VARIATION AND ASSIGNMENT

13.1	No variation to, or assignment of, this Agreement shall be effective without the prior written consent of all Parties.

13.2	Any waiver of any breach of this Agreement shall not be deemed to apply to any succeeding breach of the provision or of any other provision of this Agreement.

13.3	No failure to exercise and no delay in exercising on the part of any of the Parties hereto any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14	ENTIRE AGREEMENT

This Parties acknowledge and agree that this Agreement represents the entire agreement between the Parties. In the event that either of the Party desires to change, add or otherwise modify any terms, the Party shall notify and with written consent from the other Party of such intention to change, add or otherwise modify of this Agreement.

15	JURISDICTION

This Agreement and all matters arising from or connected with it shall be governed by, construed and interpreted under the laws of Malaysia.

16	COUNTERPARTS

This Agreement may be executed and delivered (including by facsimile transmission) in several counterparts, each of which when so executed and delivered will be deemed to be an original copy of the same document.

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IN WITNESS WHEREOF, the Parties hereto execute this Agreement as of the day and year first above written.

TGL

Signed for and on behalf of	)
TREASURE GLOBAL INC.	)	/s/ Carlson Thow
Designation: Director
Name: Carlson Thow

AND

OCTA

Signed for and on behalf of	)
OCTAGRAM INVESTMENT LIMITED	)	/s/ Aaron Gomez
Designation: Director
Name: Aaron Gomez